SUB-ITEM 77H

As of April 30, 2004, the following person or entity now own more than 25% of a fund's voting security:


PERSON/ENTITY                     FUND                             PERCENTAGE

TRS MFS DEF Contribution
Plan                             MFS Emerging Opportunities Fund     71.637%

SSB&T Co Cust MFS Moderate
Allocation Fund                  MFS Intermediate Investment
                                  Grade Bond Fund                    43.905%

SSB&T Co Cust MFS Conservative
Allocation Fund                   MFS Intermediate Investment
                                  Grade Bond Fund                    25.230%

As of April 30, 2004, the following persons or entity that no longer owns 25% of a fund's voting security:

PERSON/ENTITY                                                    FUND

N/A